CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 19, 2006, relating to the financial statements and financial highlights for the year ended October 31, 2006 which appears in the October 31, 2006 Annual Report to Shareholders of the Synovus Mid Cap Value Fund and Synovus Georgia Municipal Bond Fund (two of the portfolios comprising the Advisors Inner Circle Funds), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and in such Registration Statement.

PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
May 4, 2007